Exhibit 99.1

FOR IMMEDIATE RELEASE November 15, 2012	CONTACTS:
	News Media Ruben Rodriguez	(202) 624-6620

	Financial Community Douglas Bonawitz	(202) 624-6129

WGL Holdings, Inc. Reports Fiscal Year 2012 Financial Results;

Issues Fiscal Year 2013 Guidance

•	Consolidated earnings per share up – $2.71 per share for fiscal year 2012 vs. $2.28 per share for fiscal year 2011

•	Consolidated non-GAAP operating earnings up – $2.68 per share for fiscal year 2012 vs. $2.25 per share for fiscal year 2011

•	Earnings Guidance for fiscal year 2013 in a range of $2.46 and $2.58 for GAAP earnings and $2.37 and $2.49 for non-GAAP operating earnings

Consolidated Results

WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported net income determined in accordance with generally accepted accounting principles in the United States of America (GAAP) for the fiscal year ended September 30, 2012 of $139.8 million, or $2.71 per share, an increase of $22.7 million, or $0.43 per share, over net income of $117.1 million, or $2.28 per share, reported for the fiscal year ended September 30, 2011.

For the quarter ended September 30, 2012, we reported net income determined in accordance with GAAP of $7.7 million, or $0.15 per share, compared to a net loss of ($30.6) million, or ($0.60) per share, reported for the same quarter of the prior fiscal year.

Financial performance is also evaluated based on non-GAAP operating earnings (loss). Non-GAAP operating earnings (loss) excludes the effects of: (i) unrealized mark-to-market gains (losses) on energy-related derivatives for our regulated utility and retail energy marketing segments; (ii) certain gains and losses associated with optimizing the utility segment’s system capacity assets; (iii) changes in the measured value of our inventory for our wholesale energy solutions segment; (iv) the financial effects of warm or cold weather that exceeds weather protection for our regulated utility segment and (v) certain unusual transactions. Refer to “Use of Non-GAAP Operating Earnings (Loss)” and supporting reconciliations attached to this news release for a detailed discussion of management’s use of this non-GAAP financial measure, as well as reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results.

For the fiscal year ended September 30, 2012, non-GAAP operating earnings were $138.4 million, or $2.68 per share, an increase of $22.9 million, or $0.43 per share, over non-GAAP operating earnings of $115.5 million, or $2.25 per share, for the prior fiscal year. For the fourth quarter of fiscal year 2012, our non-GAAP operating loss was ($5.0) million, or ($0.10) per share, compared to a non-GAAP operating loss of ($15.0) million, or ($0.29) per share, for the same quarter of the prior fiscal year.

“We are pleased to announce record non-GAAP earnings per share at WGL Holdings in 2012,” said Terry D. McCallister, Chairman and Chief Executive Officer of WGL Holdings. “Non-GAAP earnings increased 21% for our regulated utility segment. In addition, we saw another year of record results for our retail business and an increase in the contribution from our commercial energy systems segment. These results were realized in spite of record warm temperatures this past winter and an unusually hot summer, and they demonstrate our ability to deliver consistent results in the face of an uncertain economy and unusual weather patterns. We believe we are well positioned to continue to grow earnings.”

Fiscal Year and Fourth Quarter Results by Business Segment

Regulated Utility

For the quarter ended September 30, 2012, our regulated utility segment reported a seasonal net loss of ($1.2) million, or ($0.02) per share, compared to a net loss of ($38.4) million, or ($0.75) per share, reported for the fourth quarter of the prior fiscal year. After adjustments, the non-GAAP operating loss for the regulated utility segment was ($12.6) million, or ($0.24) per share, for the quarter ended September 30, 2012, compared to a non-GAAP operating loss of ($24.2) million, or ($0.47) per share, for the same quarter of the prior fiscal year. This three month comparison of non-GAAP operating earnings reflect: (i) higher revenues from the implementation of new rates in Virginia and Maryland; (ii) higher margins associated with our asset optimization program including the favorable impact of the commission decision in Maryland validating the benefits of our program in the asset optimization case; (iii) lower interest expense and (iv) a lower effective tax rate. Partially offsetting these favorable variances was higher depreciation expense due to the growth in our investment in utility plant.

For the fiscal year ended September 30, 2012, our regulated utility segment reported net income of $109.7 million, or $2.13 per share, an increase of $40.5 million, or $0.78 per share, over net income of $69.2 million, or $1.35 per share, for the prior fiscal year. After adjustments, non-GAAP operating earnings for the regulated utility segment were $104.4 million, or $2.02 per share, for the fiscal year ended September 30, 2012, an increase of $18.2 million, or $0.34 per share, over non-GAAP operating earnings of $86.2 million, or $1.68 per share, for the prior fiscal year. The year-over-year improvement in non-GAAP earnings for the fiscal year ended September 30, 2012 reflects: (i) higher revenues from the implementation of new rates in Virginia and Maryland; (ii) an increase in average active customer meters of more than 8,900 over the same twelve month period of the prior fiscal year; (iii) higher margins associated with our asset optimization program; (iv) lower interest expense and (v) a lower effective tax rate. Partially offsetting these favorable variances were higher operations and maintenance expenses and higher depreciation expense due to the growth in our investment in utility plant.

Retail Energy-Marketing

For the quarter ended September 30, 2012, the retail energy-marketing segment reported net income of $14.4 million, or $0.28 per share, an increase of $8.4 million, or $0.16 per share, over net income of $6.0 million, or $0.12 per share, reported for the same quarter of the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $8.9 million, or $0.17 per share, for the quarter ended September 30, 2012, compared to non-GAAP operating earnings of $11.8 million, or $0.23 per share, for the same quarter of the prior fiscal year. For the fiscal year ended September 30, 2012, the retail energy-marketing segment reported net income of $39.3 million, or $0.76 per share, compared to net income of $49.0 million, or $0.95 per share, reported for the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $36.2 million, or $0.70 per share, for the fiscal year ended September 30, 2012, an increase of $1.9 million, or $0.03 per share, over non-GAAP operating earnings of $34.3 million, or $0.67 per share, for the prior fiscal year.

For the quarter ended September 30, 2012, non-GAAP operating earnings reflect lower realized electric and natural gas unit margins in the current quarter, partially offset by higher sales volumes. The quarterly pattern of margin recognition that the retail energy-marketing segment realizes within a given fiscal year varies from year-to-year. Operating expenses for the quarter were lower primarily due to lower marketing and employee compensation cost, while the effective tax rate was higher.

For the fiscal year comparisons, the increase in non-GAAP operating earnings reflects higher electricity margins due to increased sale volumes resulting from customer growth and favorable price conditions versus the prior fiscal year. Natural gas margins were lower primarily due to lower retail sales volumes resulting from warm weather and lower margins on portfolio optimization activities. Operating expenses did not change significantly year-over-year. Lower levels of customer acquisition and compensation expenses were offset by increases in customer billing, bad debt and other administrative expenses. A change in the effective tax rate reduced earnings.

Commercial Energy Systems

For the quarter ended September 30, 2012, the commercial energy systems segment reported net income of $0.9 million, or $0.02 per share, compared to net income of $0.3 million, or $0.01 per share, for the same quarter of the prior fiscal year. For the fiscal year ended September 30, 2012, the commercial energy systems segment reported net income of $2.4 million, or $0.05 per share, an increase of $0.04 per share, over net income of $0.3 million, or $0.01 per share, for the same period of the prior fiscal year. The increase in earnings is primarily due to higher revenue from commercial solar projects in the current period and the benefits from the timing of project work for government agency customers that was delayed in the prior year. There were no non-GAAP adjustments for this segment for any of the periods presented.

Wholesale Energy Solutions

For the quarter ended September 30, 2012, the wholesale energy solutions segment reported a net loss of ($5.6) million, or ($0.11) per share, compared to net income of $2.5 million, or $0.05 per share, for the same period of the prior fiscal year. Non-GAAP operating losses for the wholesale energy solutions segment were ($1.5) million, or ($0.03) per share, compared to an operating loss of ($1.9) million, or ($0.04) per share, for the same period of the prior fiscal year.

For the fiscal year ended September 30, 2012, the wholesale energy solutions segment reported a net loss of ($9.1) million, or ($0.18) per share, compared to net income of $2.2 million, or $0.04 per share, for the same period of the prior fiscal year. Wholesale energy solutions had a non-GAAP operating loss of ($2.2) million, or ($0.04) per share, compared to an operating loss of ($1.8) million, or ($0.03) per share, for the same period of the prior fiscal year.

The non-GAAP comparison to prior year reflects low storage and transportation spreads due to one of the warmest winters on record across the country, which affected optimization opportunities. Both the quarter and fiscal year reflect higher operation and maintenance expense as a result of investments in new storage and optimization arrangements, as well as costs incurred from the Commonwealth Pipeline project.

Earnings Outlook

Our GAAP earnings estimate for fiscal year 2013 is in a range of $2.46 per share to $2.58 per share. This estimate includes projected fiscal year 2013 earnings from our regulated utility segment in a range of $1.68 per share to $1.74 per share and projected fiscal year 2013 earnings from our non-utility business segments in a range of $0.78 per share to $0.84 per share.

We are also providing a consolidated earnings estimate for fiscal year 2013 based on non-GAAP operating earnings in a range of $2.37 per share to $2.49 per share. This estimate includes projected fiscal year 2013 non-GAAP operating earnings from our regulated utility segment in a range of $1.70 per share to $1.76 per share and projected fiscal year 2013 non-GAAP operating earnings from our non-utility business segments in a range of $0.67 per share to $0.73 per share. Refer to the “Reconciliation of GAAP Earnings Guidance to Non-GAAP Earnings Guidance” attached to this press release for a reconciliation of our GAAP earnings per share estimate to our estimate based on non-GAAP operating earnings per share.

In addition to providing guidance for 2013 non-GAAP earnings during our earnings call on November 16, 2012, we will discuss our initial expectations for financial performance in 2014.

We assume no obligation to update this guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance. For the assumptions underlying this guidance, please refer to the slides accompanying our webcast that will be posted to the WGL Holdings website, www.wglholdings.com.

Other Information

We will hold a conference call at 10:30 a.m. Eastern Time on November 16, 2012, to discuss our fourth quarter and fiscal year 2012 financial results. The live conference call will be available to the public via a link located on the WGL Holdings website, www.wglholdings.com. To hear the live webcast, click on the “Webcast” link located on the home page of the referenced site. The webcast and related slides will be archived on the WGL Holdings website through December 16, 2012.

Headquartered in Washington, D.C., WGL Holdings, Inc. has four operating segments: (i) the regulated utility segment which primarily consists of Washington Gas, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region; (ii) the retail-energy marketing segment which consists of Washington Gas Energy Services, Inc., a third-party marketer that competitively sells natural gas and electricity; (iii) the commercial energy systems segment which consists of Washington Gas Energy Systems, Inc., a provider of design-build energy efficiency solutions to government and commercial clients and commercial solar projects and (iv) the wholesale energy solutions segment which consists of Capitol Energy Ventures Corp., an asset optimization business that acquires, manages and optimizes natural gas storage and transportation assets. Additional information about WGL Holdings, Inc. is available on our website, www.wglholdings.com.

Unless otherwise noted, earnings per share amounts are presented on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.

Please see the attached comparative statements for additional information on our operating results. Also attached to this news release are reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results as well as reconciliations of our GAAP earnings guidance to our non-GAAP earnings guidance.

Forward-Looking Statements

This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents we have filed with, or furnished to, the U.S. Securities and Exchange Commission.

WGL Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

	September 30,	September 30,
(In thousands)	2012	2011
ASSETS
Property, Plant and Equipment
At original cost	$3,807,036	$3,575,973
Accumulated depreciation and amortization	(1,139,623)	(1,086,072)

Net property, plant and equipment	2,667,413	2,489,901

Current Assets
Cash and cash equivalents	10,263	4,332
Accounts receivable, net	369,907	296,423
Storage gas	283,008	290,394
Derivatives and other	169,583	133,584

Total current assets	832,761	724,733

Deferred Charges and Other Assets	610,773	594,400

Total Assets	$4,110,947	$3,809,034

CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$1,269,556	$1,202,715
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	589,202	587,213

Total capitalization	1,886,931	1,818,101

Current Liabilities
Notes payable and current maturities of long-term debt	247,718	116,525
Accounts payable and other accrued liabilities	270,387	279,434
Derivatives and other	238,910	180,781

Total current liabilities	757,015	576,740

Deferred Credits	1,467,001	1,414,193

Total Capitalization and Liabilities	$4,110,947	$3,809,034

WGL Holdings, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
(In thousands, except per share data)	2012	2011	2012	2011
OPERATING REVENUES
Utility	$123,827	$115,523	$1,109,355	$1,264,580
Non-utility	295,956	332,602	1,315,955	1,486,921

Total Operating Revenues	419,783	448,125	2,425,310	2,751,501

OPERATING EXPENSES
Utility cost of gas	10,245	39,714	394,955	595,678
Non-utility cost of energy-related sales	262,453	301,838	1,190,093	1,334,773
Operation and maintenance	86,613	93,654	342,348	339,529
Depreciation and amortization	22,946	23,201	96,476	91,325
General taxes and other assessments	24,412	22,906	135,455	146,421

Total Operating Expenses	406,669	481,313	2,159,327	2,507,726

OPERATING INCOME (LOSS)	13,114	(33,188)	265,983	243,775
Other Income — Net	710	2,242	4,932	2,291
Interest Expense	7,526	9,996	36,428	40,546

INCOME (LOSS) BEFORE INCOME TAXES	6,298	(40,942)	234,487	205,520
INCOME TAX EXPENSE (BENEFIT)	(1,776)	(10,710)	93,349	87,150

NET INCOME (LOSS)	$8,074	$(30,232)	$141,138	$118,370
Dividends on Washington Gas preferred stock	330	330	1,320	1,320

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$7,744	$(30,562)	$139,818	$117,050

AVERAGE COMMON SHARES OUTSTANDING
Basic	51,592	51,324	51,522	51,195
Diluted	51,637	51,324	51,589	51,295

EARNINGS (LOSS) PER AVERAGE COMMON SHARE
Basic	$0.15	$(0.60)	$2.71	$2.29
Diluted	$0.15	$(0.60)	$2.71	$2.28

Net Income (Loss) Applicable To Common Stock — By Segment ($000):

Regulated utility	$(1,215)	$(38,424)	$109,696	$69,172

Non-utility operations:
Retail energy-marketing	14,354	6,045	39,331	48,970
Commercial energy solutions	938	286	2,363	311
Wholesale energy solutions	(5,647)	2,549	(9,090)	2,183
Other activities	(686)	(1,018)	(2,482)	(3,586)

Total non-utility	$8,959	$7,862	$30,122	$47,878

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$7,744	$(30,562)	$139,818	$117,050

WGL Holdings, Inc.

Consolidated Financial and Operating Statistics

(Unaudited)

FINANCIAL STATISTICS
					Fiscal Year Ended September 30,

					2012		2011

Closing Market Price — end of period					$40.25		$39.07
52-Week Market Price Range					$44.99-$36.84		$41.99-$34.69
Price Earnings Ratio					15.1		17.1
Annualized Dividends Per Share					$1.60		$1.55
Dividend Yield					4.0%		4.0%
Return on Average Common Equity					11.3%		9.9%
Total Interest Coverage (times)					7.1		5.8
Book Value Per Share — end of period					$24.60		$23.42
Common Shares Outstanding — end of period (thousands)					51,612		51,365

UTILITY GAS STATISTICS

	Three Months Ended September 30,				Fiscal Year Ended September 30,

(In thousands)	2012		2011		2012		2011

Operating Revenues
Gas Sold and Delivered
Residential — Firm	$66,501		$57,890		$697,674		$815,843
Commercial and Industrial — Firm	18,272		17,647		155,530		195,659
Commercial and Industrial — Interruptible	187		360		1,585		2,490
Electric Generation	275		275		1,100		1,100

	85,235		76,172		855,889		1,015,092

Gas Delivered for Others
Firm	20,635		21,591		173,611		169,127
Interruptible	7,868		7,965		46,124		50,573
Electric Generation	238		205		727		458

	28,741		29,761		220,462		220,158

	113,976		105,933		1,076,351		1,235,250
Other	9,851		9,590		33,004		29,330

Total	$123,827		$115,523		$1,109,355		$1,264,580

	Three Months Ended September 30,				Fiscal Year Ended September 30,

(In thousands of therms)	2012		2011		2012		2011

Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	36,742		29,722		540,206		677,558
Commercial and Industrial — Firm	16,550		13,882		149,515		179,207
Commercial and Industrial — Interruptible	257		487		2,042		2,573

	53,549		44,091		691,763		859,338

Gas Delivered for Others
Firm	49,608		39,640		436,698		501,187
Interruptible	43,216		44,127		243,031		271,421
Electric Generation	111,922		73,153		343,315		140,557

	204,746		156,920		1,023,044		913,165

Total	258,295		201,011		1,714,807		1,772,503

WASHINGTON GAS ENERGY SERVICES

Natural Gas Sales
Therm Sales (thousands of therms)	81,283		68,152		610,420		678,424

Number of Customers (end of period)	177,500		172,200		177,500		172,200

Electricity Sales
Electricity Sales (thousands of kWhs)	3,394,645		3,047,798		11,794,872		10,793,095

Number of Accounts (end of period)	194,300		182,500		194,300		182,500

UTILITY GAS PURCHASED EXPENSE
(excluding asset optimization)	54.40	¢	61.88	¢	60.47	¢	67.57 ¢

HEATING DEGREE DAYS

Actual	5		14		3,036		3,999
Normal	13		14		3,799		3,770
Percent Colder (Warmer) than Normal	(61.5	) %	-%		(20.1	) %	6.1%

Average Active Customer Meters	1,093,694		1,084,110		1,093,351		1,084,388

WGL HOLDINGS, INC.

USE OF NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

The attached reconciliations are provided to clearly identify adjustments made to net income calculated in accordance with GAAP to derive non-GAAP operating earnings (loss). Management believes non-GAAP operating earnings (loss) provides a more meaningful representation of our earnings from ongoing operations by adjusting for the effects of: (i) unrealized mark-to-market gains and losses from energy-related derivatives for our regulated utility and retail marketing operations; (ii) certain gains and losses associated with optimizing the utility segment’s capacity assets; (iii) changes in the measured value of our inventory for our wholesale energy solutions segment; (iv) the financial effects of warmer-than-normal/colder-than-normal weather that exceeds weather protection for our regulated utility segment and (v) certain unusual transactions. This presentation facilitates analysis by providing a consistent and comparable measure to help management, investors and analysts better understand and evaluate our operating results and performance trends, and assist in analyzing period-to-period comparisons. Additionally, we use this non-GAAP measure to report to the board of directors and to evaluate management’s performance. The economic substance underlying our adjustments to calculate non-GAAP operating earnings (loss) is as follows:

•

We exclude unrealized mark-to-market adjustments for our energy-related derivatives for our regulated utility and retail marketing operations to provide a more transparent and accurate view of the ongoing financial results of our operations and to be consistent with regulatory sharing requirements. For our regulated utility segment, we use derivatives to substantially lock-in a future profit. This profit does not change even though the unrealized fair value of the underlying derivatives may change period-to-period, until settlement. Additionally, for the regulated utility segment, sharing with customers is based on realized profit, and does not factor in unrealized gains and losses. For our retail energy-marketing segment, we use derivatives to lock-in a price for energy supplies to match future retail sales commitments. These derivatives are subject to mark-to-market treatment, while most of the corresponding retail sales contracts are not. With the exception of certain transactions related to the optimization of system capacity assets, as discussed below, when these derivatives settle the economic impact is reflected in our non-GAAP operating results, as we are only removing the interim unrealized mark-to-market amounts that are ultimately reversed when the derivatives are settled.

•

We adjust for certain gains and losses associated with the optimization of the regulated utility segment’s capacity assets. Transactions to optimize our system storage capacity assets are structured to lock-in a profit that is recognized, for regulatory purposes, as the natural gas is delivered to end-use customers. These transactions may result in gains and losses that consist of: (i) the settlement of physical and financial derivatives related to the management of our storage inventory and (ii) lower-of-cost or market adjustments from the difference between the cost of physical inventory compared to the amount realized through rates when the inventory is ultimately delivered to customers. In our GAAP results, due to timing differences between when the physical and financial transactions settle, and when the natural gas is sold to the end-use customer, gains and losses associated with our storage optimization strategy may be spread across different reporting periods. For purposes of calculating non-GAAP operating earnings (loss), gains and losses associated with these transactions are included in the reporting period when the gas is delivered to the end-use customer and the ultimate profit is realized for regulatory purposes. In addition, losses incurred to terminate long-term contracts affecting transportation capacity optimization margins of future periods are included in the reporting period when the transportation capacity optimization margins earned as a result of the termination are realized. These adjustments reflect a better matching between the economic costs and benefits of the overall optimization strategy.

We also exclude valuation adjustments to the carrying value of non-system natural gas storage inventory in our regulated utility segment. This inventory is held solely to support asset optimization transactions. Valuation adjustments to reflect lower-of-cost or market under current accounting standards may not be representative of the margins that will be realized and shared with our utility ratepayers. Non-GAAP earnings reflect actual margins realized based on the unadjusted historical cost in storage when inventory is withdrawn and sold.

•

Our non-utility wholesale energy solutions segment owns natural gas storage inventory in connection with its asset optimization strategies. Certain of this storage inventory is economically hedged with physical sales contracts. We adjust the value of that inventory using the same forward price that is used to calculate the fair value of the related physical sales contracts under derivative accounting requirements. The remaining storage optimization inventory is valued using delivered market prices for the month following the end of the reporting period. This adjustment also includes the estimated effects of certain sharing mechanisms on all of our non-GAAP unrealized gains and losses. Adjusting our storage optimization inventory in this fashion allows our reported non-GAAP earnings to better align with the settlement of both our physical and financial transactions and allows investors and management to better analyze the results of our non-utility asset optimization strategies.

•

Washington Gas has a weather protection strategy designed to neutralize the estimated financial effects of weather. To the extent, however, the financial effects of warm or cold weather exceed our weather protection, we will exclude these effects from non-GAAP operating earnings (loss). Utilization of normal weather is an industry standard, and it is our practice to evaluate our rate-regulated revenues by utilizing normal weather and to provide estimates and guidance on the basis of normal weather.

•	We exclude certain unusual transactions that may be the result of regulatory or legal decisions, or items that we may deem outside of the ordinary course of business.

There are limits in using non-GAAP operating earnings (loss) to analyze our results, as they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, using non-GAAP operating earnings (loss) per share to analyze our earnings may have limited value as it excludes certain items that may have a material impact on our reported financial results. We compensate for these limitations by providing investors with the attached reconciliations to net income, the most directly comparable GAAP financial measure.

WGL HOLDINGS, INC. (Consolidating by Segment)

RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

Three Months Ended September 30, 2012

(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Wholesale Energy Solutions	Other Activities*	Consolidated

GAAP net income (loss)	$(1,215)	$14,354	$938	$(5,647)	$(686)	$7,744
Adjusted for (items shown after-tax):
Unrealized mark-to-market gain on energy-related derivatives (a)	(7,104)	(7,428)	-	-	-	(14,532)
Storage optimization program (b)	(540)	-	-	-	-	(540)
Weather derivative products (c)	(139)	-	-	-	-	(139)
Change in measured value of inventory (d)	-	-	-	4,137	-	4,137
DC weather impact (e)	21	-	-	-	-	21
VA retroactive depreciation expense adjustment (f)	(1,379)	-	-	-	-	(1,379)
MD Competitive service provider imbalance cash settlement (h)	(2,286)	1,975	-	-	-	(311)

Non-GAAP operating earnings (loss)	$(12,642)	$8,901	$938	$(1,510)	$(686)	$(4,999)

GAAP diluted earnings (loss) per average common share (51,637 shares)	$(0.02)	$0.28	$0.02	$(0.11)	$(0.02)	$0.15
Per share effect of non-GAAP adjustments	(0.22)	(0.11)	-	0.08	-	(0.25)

Non-GAAP operating earnings (loss) per share	$(0.24)	$0.17	$0.02	$(0.03)	$(0.02)	$(0.10)

Three Months Ended September 30, 2011 (m)

(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Wholesale Energy Solutions	Other Activities*	Consolidated

GAAP net income (loss)	$(38,424)	$6,045	$286	$2,549	$(1,018)	$(30,562)
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss on energy-related derivatives (a)	2,079	5,718	-	-	-	7,797
Storage optimization program (b)	523	-	-	-	-	523
Weather derivative products (c)	441	-	-	-	-	441
Change in measured value of inventory (d)	-	-	-	(4,399)	-	(4,399)
Competitive service provider imbalance cash settlement (h)	3,205	-	-	-	-	3,205
Amortization of derivative contract termination (j)	9	-	-	-	-	9
Regulatory asset write-off — outsourcing implementation costs (k)	3,291	-	-	-	-	3,291
Regulatory asset write-off — tax effect Medicare Part D (l)	4,720	-	-	-	-	4,720

Non-GAAP operating earnings (loss)	$(24,156)	$11,763	$286	$(1,850)	$(1,018)	$(14,975)

GAAP diluted earnings (loss) per average common share (51,324 shares)	$(0.75)	$0.12	$0.01	$0.05	$(0.03)	$(0.60)
Per share effect of non-GAAP adjustments	0.28	0.11	-	(0.09)	0.01	0.31

Non-GAAP operating earnings (loss) per share	$(0.47)	$0.23	$0.01	$(0.04)	$(0.02)	$(0.29)

Fiscal Year Ended September 30, 2012

(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Wholesale Energy Solutions	Other Activities	Consolidated

GAAP net income (loss)	$109,696	$39,331	$2,363	$(9,090)	$(2,482)	$139,818
Adjusted for (items shown after-tax):
Unrealized mark-to-market gain on energy-related derivatives (a)	(9,579)	(5,058)	-	-	-	(14,637)
Storage optimization program (b)	532	-	-	-	-	532
Weather derivative products (c)	(502)	-	-	-	-	(502)
Change in measured value of inventory (d)	-	-	-	6,924	-	6,924
DC weather impact (e)	2,099	-	-	-	-	2,099
VA retroactive depreciation expense adjustment (f)	(1,379)	-	-	-	-	(1,379)
Impairment loss on Springfield Operations Center (g)	3,012	-	-	-	-	3,012
MD Competitive service provider imbalance cash settlement (h)	(2,286)	1,975	-	-	-	(311)
Regulatory asset write-off — tax effect Medicare Part D (i)	2,827	-	-	-	-	2,827

Non-GAAP operating earnings (loss)	$104,420	$36,248	$2,363	$(2,166)	$(2,482)	$138,383

GAAP diluted earnings (loss) per average common share (51,589 shares)	$2.13	$0.76	$0.05	$(0.18)	$(0.05)	$2.71
Per share effect of non-GAAP adjustments	(0.11)	(0.06)	-	0.14	-	(0.03)

Non-GAAP operating earnings (loss) per share	$2.02	$0.70	$0.05	$(0.04)	$(0.05)	$2.68

Fiscal Year Ended September 30, 2011(m)

(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Wholesale Energy Solutions	Other Activities*	Consolidated

GAAP net income (loss)	$69,172	$48,970	$311	$2,183	$(3,586)	$117,050
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	7,932	(14,684)	-	-	-	(6,752)
Storage optimization program (b)	(1,305)	-	-	-	-	(1,305)
Weather derivative products (c)	290	-	-	-	-	290
Change in measured value of inventory (d)	-	-	-	(3,973)	-	(3,973)
Competitive service provider imbalance cash settlement (h)	3,205	-	-	-	-	3,205
Amortization of derivative contract termination (j)	(1,065)	-	-	-	-	(1,065)
Regulatory asset write-off — outsourcing implementation costs (k)	3,291	-	-	-	-	3,291
Regulatory asset write-off — tax effect Medicare Part D (l)	4,720	-	-	-	-	4,720

Non-GAAP operating earnings (loss)	$86,240	$34,286	$311	$(1,790)	$(3,586)	$115,461

GAAP diluted earnings (loss) per average common share (51,295 shares)	$1.35	$0.95	$0.01	$0.04	$(0.07)	$2.28
Per share effect of non-GAAP adjustments	0.33	(0.28)	-	(0.07)	(0.01)	(0.03)

Non-GAAP operating earnings (loss) per share	$1.68	$0.67	$0.01	$(0.03)	$(0.08)	$2.25

* Per share amounts may include adjustments for rounding.

(Footnote references are described on the following page.)

WGL HOLDINGS, INC. (Consolidated by Quarter)

RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

Fiscal Year 2012

	Quarterly Period Ended (n)

(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year

GAAP net income	$50,438	$74,179	$7,457	$7,744	$139,818
Adjusted for (items shown after-tax):
Unrealized mark-to-market (gain) loss on energy-related derivatives (a)	11,997	197	(12,299)	(14,532)	(14,637)
Storage optimization program (b)	138	841	93	(540)	532
Weather derivative products (c)	(228)	(186)	51	(139)	(502)
Change in measured value of inventory (d)	(4,238)	1,604	5,421	4,137	6,924
DC weather impact (e)	-	1,857	221	21	2,099
VA retroactive depreciation expense adjustment (f)	-	-	-	(1,379)	(1,379)
Impairment loss on Springfield Operations Center (g)	-	-	3,012	-	3,012
MD Competitive service provider imbalance cash settlement (h)	-	-	-	(311)	(311)
Regulatory asset write-off — tax effect Medicare Part D (i)	-	2,827	-	-	2,827

Non-GAAP operating earnings (loss)	$58,107	$81,319	$3,956	$(4,999)	$138,383

Diluted average common shares outstanding	51,533	51,561	51,632	51,637	51,589

GAAP diluted earnings per average common share	$0.98	$1.44	$0.14	$0.15	$2.71
Per share effect of non-GAAP adjustments	0.15	0.14	(0.06)	(0.25)	(0.03)

Non-GAAP operating earnings (loss) per share	$1.13	$1.58	$0.08	$(0.10)	$2.68

Fiscal Year 2011 (m)

	Quarterly Period Ended (n)

(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year

GAAP net income (loss)	$65,232	79,428	$2,952	$(30,562)	$117,050
Adjusted for (items shown after-tax):
Unrealized mark-to-market (gain) loss on energy-related derivatives (a)	(12,196)	1,186	(3,539)	7,797	(6,752)
Storage optimization program (b)	(1,720)	(637)	529	523	(1,305)
Weather derivative products (c)	(182)	58	(27)	441	290
Change in measured value of inventory (d)	1,878	(1,807)	355	(4,399)	(3,973)
Amortization of derivative contract termination (j)	(429)	(645)	-	9	(1,065)
Competitive service provider imbalance cash settlement (h)	-	-	-	3,205	3,205
Regulatory asset write-off — outsourcing implementation costs(k)	-	-	-	3,291	3,291
Regulatory asset write-off — tax effect Medicare Part D(l)	-	-	-	4,720	4,720

Non-GAAP operating earnings (loss)	$52,583	$77,583	$270	$(14,975)	$115,461

Diluted average common shares outstanding	51,143	51,242	51,314	51,324	51,295

GAAP diluted earnings (loss) per average common share	$1.28	$1.55	$0.06	$(0.60)	$2.28
Per share effect of non-GAAP adjustments	(0.25)	(0.04)	(0.05)	0.31	(0.03)

Non-GAAP operating earnings (loss) per share	$1.03	$1.51	$0.01	$(0.29)	$2.25

Footnotes:

(a)	Adjustments to eliminate the change in the unrealized mark-to-market positions of our energy-related derivatives that were recorded to income during the period. For the regulated utility segment, to the extent that our unrealized mark-to-market gains and losses are not recognized as being shared with customers, these amounts are recorded directly to income. All unrealized mark-to-market gains and losses for the retail energy-marketing segment and the wholesale energy solutions segment are recorded directly to income.
(b)	Adjustments to shift the timing of storage optimization margins from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost-or-market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting, since the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory.
(c)	Represents weather derivatives that are recorded at fair value rather than being valued based on actual variations from normal weather. Thus, any portion of recorded fair value that is not directly offset by an increase/decrease in revenue due to weather is excluded for non-GAAP purposes.
(d)	Adjustments to reflect storage inventory at market or at a value based on the price used to value the physical forward sales contract that is economically hedging the storage inventory. This adjustment also includes the estimated effects of certain sharing mechanisms on all of our non-GAAP unrealized gains and losses.
(e)	Eliminates the financial effects of warm or cold weather that exceeds weather protection for our regulated utility segment in the District of Columbia.
(f)	Adjustment that eliminates the reduction in depreciation expense applicable to the period from January 1, 2010 through September 30, 2011 resulting from the Virginia State Corporation Commission (SCC of VA) decision received on July 24, 2012. This adjustment was recorded in the fourth quarter of 2012.
(g)	During the third quarter of fiscal year 2012, Washington Gas recorded an impairment charge related to its Springfield Operations Center. Non-GAAP earnings have been adjusted to reflect a comparable measure in analyzing period-to-period comparisons.
(h)	Eliminates the financial effect of a refund to customers ordered by the Maryland Public Service Commission (PSC of MD) in September 2011 associated with a cash settlement of gas imbalances with competitive service providers. The order remanded the matter to a hearing examiner to determine the amount of the refund as the difference between charges made to customers and the charges that would have been incurred had the imbalances been made up through volumetric adjustments. Based on the progress in this case, the estimated loss was revised downward in the fourth quarter of 2012. Additionally, the regulated utility recorded a receivable from the competitive service providers the amount that is projected to be refunded to customers. This adjustment eliminates the financial effect of these transactions on the regulated utility and retail-energy marketing segments.
(i)	In March 2010, the Patient Protection and Affordable Care Act (PPACA) eliminated future Medicare Part D (Med D) tax benefits for Washington Gas’ tax years beginning after September 30, 2013. The deferred tax asset related to this benefit was reversed and a regulatory asset was established to reflect the probable recovery of higher future tax expense from customers. Based on positions taken by the PSC of MD in Washington Gas’ rate case, the PSC of MD would not permit recovery of this asset.

WGL HOLDINGS, INC. (Consolidated by Quarter)

RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

(j)	During the fourth quarter of fiscal year 2009, Washington Gas terminated a long-term energy-related derivative contract related to its transportation capacity optimization and recognized an associated loss of $3.9 million for GAAP purposes. For non-GAAP purposes, this loss is being reflected in the appropriate period to be matched against the margins earned in the quarters that would have been constrained if the contract had not been terminated.
(k)	Represents a write-off of a previously approved Maryland regulatory asset established in 2008 for the initial implementation costs associated with our business process outsourcing plan. As a result of the rate case in Maryland, these costs are no longer probable of recovery and therefore do not qualify for regulatory asset treatment.
(l)	In March 2010, the PPACA eliminated future Med D tax benefits for Washington Gas’ tax years beginning after September 30, 2013. The deferred tax asset related to this benefit was reversed and a regulatory asset was established to reflect the probable recovery of higher future tax expense from customers. Based on positions taken by the SCC of VA in Washington Gas’ rate case and in other cases, we determined that it was not probable that the SCC of VA would permit recovery of this asset.
(m)	Consolidated non-GAAP earnings have been revised to reflect the change in the non-GAAP adjustment methodology in the wholesale energy solutions segment to include unrealized gains and losses of physical and financial purchase and sales contracts in non-GAAP earnings and to value the storage inventory to market value or to the price used in valuing the physical forward sale economically hedging the storage.
(n)	Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common and common equivalent shares outstanding, which may vary for each of those periods.

WGL HOLDINGS, INC.

RECONCILIATION OF GAAP EARNINGS GUIDANCE TO

NON-GAAP EARNINGS GUIDANCE

FISCAL YEAR ENDING SEPTEMBER 30, 2013

Consolidated

	Low	High

GAAP Earnings Per Share Guidance Range	$2.46	$2.58
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	(0.09)	(0.09)

Non-GAAP Operating Earnings Per Share Guidance Range	$2.37	$2.49

Regulated Utility Segment

	Low	High

GAAP Earnings Per Share Guidance Range	$1.68	$1.74
Adjusted for:
Unrealized mark-to-market loss on energy-related derivatives (a)	0.02	0.02

Non-GAAP Operating Earnings Per Share Guidance Range	$1.70	$1.76

Non-Utility Business Segments

	Low	High

GAAP Earnings Per Share Guidance Range	$0.78	$0.84
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	(0.11)	(0.11)

Non-GAAP Operating Earnings Per Share Guidance Range	$0.67	$0.73

Footnotes:

(a)	Represents the estimated reversal of certain of our existing unrealized mark-to-market positions related to our energy derivatives that will be recorded to income during fiscal year 2013. For the regulated utility segment, to the extent that our unrealized mark-to-market gains and losses are not recognized as being shared with customers, these amounts are recorded directly to income. All unrealized mark-to-market gains and losses for the retail-energy marketing segment and to Capitol Energy Ventures Corp. in the other activities segment are recorded directly to income.